                                                   NEWS RELEASE

Company           Stanley P. Witkow
Contact:          Vice President, Corporate and Legal Affairs
                  MAI Systems Corporation
                  714-580-0700

                     MAI Acquires Hotel Information Systems

     IRVINE, CA, July 11, 1996 MAI Systems Corporation (AMEX: NOW) announced today that it had entered into a definitive agreement to acquire substantially all of the assets Hotel Information Systems, Inc. ("HIS") of Concord, California. Upon completion of the acquisition, the combination of HIS and MAI's CLS Software Division will result in the world's leading provider of property management software. In addition to the combined companies' leadership in property management systems, the combination will allow MAI to offer HIS's customers the same systems integration, resources and tools that it offers its CLS customers.

     MAI said that the acquisition price for HIS was $10.9 million of MAI common stock plus the assumption of certain liabilities. The number of shares to issued is subject to an adjustment if the price of MAI common stock differs from $9.25 per share at the time of registration of certain of the shares issued in connection with the transactiona portion of such shares sold.

The acquisition is expected to be completed during the third quarter of 1996. "Combining with HIS establishes MAI as a clear leader in the hospitality information system industry," said George G. Bayz, MAI's president and chief operating officer. "With the addition of the HIS product line, MAI will be able to offer the hospitality industry a variety of powerful solutions on a wide variety of hardware and software environments."

     Bayz said that MAI was committed to the HIS products and customers. "During the past year, MAI has invested heavily in its product support and development activities so it will be able to provide HIS customers with an enhanced level of service and support," he said.

     Robert Sanford, HIS's chairman and chief executive officer, said, "This combination will give HIS's customers the ability to implement new client/server solutions with the proper level of needs assessment, configuration planning and systems integration resources sorely lacking among other hospitality vendors. Properly planned and executed, with the right level of complex wide and local area network expertise, HIS and CLS customers will benefit from our evolving enterprise-wide hospitality solutions." Mr. Sanford said that he would continue with the combined company to direct development of the next generation of software products.

     MAI said that it expected that HIS's Hong Kong and Singapore subsidiaries would become the cornerstones of its on-going efforts to provide hospitality and gaming technology products into Asia's fast-growing markets.

     MAI installs and supports total information systems solutions, primarily in the hospitality, gaming, distribution and manufacturing industries. In addition, the company designs, sells and supports a wide variety of computer products including (i) local and wide area computer networks, (ii) document imaging systems, (iii) computer products for legacy systems which upgrade, enhance and integrate legacy systems with currently available computer technologies, and
(iv) vertical and horizontal software applications including OpenBASIC, CLS's Hotel CompuSystem II, Gaming Systems International's slot accounting and player tracking systems, MANBASE, ASG, Medical Management, BFMS and TriBASE.

                                     30--30--30